                                                                    Exhibit 10.4

                                    FORM OF
                              EMPLOYMENT AGREEMENT
                              --------------------


     EMPLOYMENT AGREEMENT, dated as of ______________, 1999, between Consumer Financial Network, Inc., a Delaware corporation (the "Company"), and C. Cathleen
                                                      -------
Raffaeli (the "Executive").  The parties hereto agree as follows:
               ---------


1.  Employment.
    ----------

     (a) Agreement to Employ.  Upon the terms and subject to the conditions of
         -------------------
this Agreement, the Company shall hereby employ the Executive and the Executive hereby agrees to be employed by the Company.

     (b) Term of Employment.  Subject to Section 6 and Section 7, the Company
         ------------------
shall employ the Executive pursuant to the terms hereof for the period commencing on the date Executive begins exclusive employment with the Company (the "Start Date"), which shall be the earliest date reasonably possible for Executive, and ending on December 31, 2001, provided that the Executive's
                                            --------
employment with the Company shall be deemed to be automatically renewed upon the same terms and conditions for an additional one-year period on each of December 31, 2001 and December 31, 2002 unless either party hereto shall have given the other party written notice that such party does not intend to renew the Agreement as of such date at least three months in advance of the date on which this Agreement would otherwise automatically be renewed. The period during which the Executive is employed pursuant to this Agreement, including any renewal thereof in accordance with this Section (1)(b), shall be referred to as the "Employment Period."
------------------


2.  Position and Duties.
    -------------------

     During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company and the Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Executive serves hereunder. The Executive shall report to the Chief Executive Officer of the Company. The Executive shall devote her full time to the services required of her hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use her best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of her position and to improve and advance the business and interests of the Company. The Executive shall also serve as a Director of the Company during the Employment Period without additional compensation.

3.  Compensation.
    ------------

     (a) Salary and Bonus.  The Company shall pay the Executive a base salary at
         ----------------
an annual rate of $250,000. The Company shall pay the Executive such base salary in equal bi-monthly installments or in such other installments as the parties may agree. Beginning with the fiscal year ended December 31, 1999 and continuing until the end of the Employment Period, the Company shall pay the Executive an annual bonus (the "Bonus"). Such bonus shall be paid within 15 days after the delivery of the annual audited financial statements of the Company and its subsidiaries by the Company's independent accountant. The amount of any such bonus shall be based upon certain strategic and financial goals which shall be determined by the Executive and other senior officers of the Company and shall be determined by the Board of Directors of the Company, with a target maximum of $50,000 per year.

     (b) Stock Options.  The Executive shall be granted an aggregate of 500,000
         -------------
options to purchase Class B Common Stock, par value $.01 per share, of iXL Enterprises, Inc., at an exercise price of $10 per share. Except as provided in
Section 6 and Section 7, such options shall vest over four years, with 25% of such options vesting on the last day of the month of the first anniversary of the Start Date, and thereafter 2.088% of such options vesting on the last day of each of the subsequent thirty-six months. Notwithstanding such vesting schedule, Executive shall not exercise any of such options prior to the expiration of the Review Period (as defined in Section 6 hereof).


4.  Benefits and Vacation.
    ---------------------

     During the Employment Period, the Executive shall be eligible to participate in the health, disability and life insurance plans sponsored or maintained by the Company for the benefit of its senior executive corporate officers to the extent that the Executive is eligible to participate in any such plans under the generally applicable provisions thereof. The Company may, in its discretion, amend or terminate any such plans in accordance with the terms thereof. During the Employment Period, the Executive shall be entitled to three weeks of paid vacation annually. Unused vacation days for any given calendar year may be carried over to the subsequent year, or, at Executive's option, may be surrendered to the Company for a cash payment equal to (a) the quotient of the number of unused vacation days surrendered, divided by 365, times (b) Executive's base salary for the year in which such unused vacation day was initially accrued.


5.  Residence; Corporate Apartment; Travel Expenses.
    -----------------------------------------------

     The Company is headquartered in Duluth, Georgia. The Executive may continue to reside in Connecticut and utilize the facilities of iXL-New York, Inc., an affiliate of the Company, in the course of her work. However, Executive shall commute to the Company's headquarters as necessary for the execution of her duties and responsibilities. The Company anticipates that the execution of the Executive's duties and responsibilities will require the Executive to commute to the Company's headquarters an average of four days per week. The Company shall reimburse the Executive all reasonable travel expenses associated with the Executive's regular commute between her residence in Connecticut and Atlanta, Georgia, including, but not limited to, roundtrip airfare.

Reimbursement requests shall be submitted to the Chief Executive Officer of the Company for approval. The Company shall maintain a two-bedroom corporate apartment convenient to the Company's headquarters reserved for use by the Executive.


6.  First Anniversary Employment Review.
    -----------------------------------

     (a) Within the thirty (30) days prior to and the thirty (30) days after the first anniversary of the Start Date (such sixty-day period is hereinafter referred to as the "Review Period"), the Company shall have the option to terminate Executive's employment with the Company. If the Company terminates Executive's employment with the Company during the Review Period,

          (i)  at the Company's option, Executive shall be entitled to either
               (A) receive severance pay equal to the base salary payable to the Executive under Section 3(a) for the six months following such termination (payable monthly), in which case all options, vested or unvested, granted to Executive pursuant to Section 3(b) hereof shall be surrendered to the Company unexercised, or (B) retain 125,000 options granted pursuant to Section 3(b) hereof which were scheduled to vest on the last day of the month of the first anniversary of the Start Date, in which case all other options, vested or unvested, granted to Executive pursuant to Section 3(b) hereof shall be surrendered to the Company unexercised; and

          (ii) Section 11 hereof shall continue in full force and effect.

     (b) Within the thirty (30) day period prior to the first anniversary of the Start Date, the Executive shall have the option to terminate Executive's employment with the Company. If the Executive so terminates her employment with the Company,

          (i) Executive shall receive no severance pay and all options, vested or unvested, granted to Executive pursuant to Section 3(b) hereof shall be surrendered to the Company unexercised; and

          (ii) Section 11 hereof shall not apply.


7.  Change of Control.
    -----------------

     If the Executive's employment with the Company is terminated in connection with a sale of the Company, and if the Change of Control Vesting (as calculated below) exceeds the number of the Executive's vested options at the time of such termination, the vesting of the options granted to the Executive pursuant to
Section 3(b) hereof shall be immediately accelerated such that the Executive shall have a number of vested options equal to the Change of Control Vesting as calculated in accordance with the following formula:

     Change of Control Vesting = (X - $75,000,000)(500,000)(4 / 3) / 100,000,000

     Where: X = in the case of a sale of all or substantially all of the assets of the Company, the total sales price received by the Company upon the sale of such assets, or, in the case of the sale of all of the equity interests of the Company, the total sales price received by the equity interest holders of the Company upon the sale of such equity interests.

     For example, if the Company is sold for $100,000,000:

     Change of Control Vesting = ($100,000,000 - $75,000,000)(500,000)(4/3)/100,000,000
                               = (25,000,000)(666,666.67)/(100,000,000)
                               = 166,667

Provided, however, that if the number derived from the formula above exceeds the number of the Executive's unvested options, the vesting of all of the Executive's options remaining unvested shall be immediately accelerated. All options remaining unvested after such acceleration shall terminate.


8.  Termination of Employment.
    -------------------------

     If the Executive's employment with the Company terminates earlier than upon the expiration of the Employment Period, other than a termination pursuant to
Section 6 or Section 7 hereof, the Executive shall be entitled to receive the following payments under the following circumstances:

     (a) Death.  Upon the death of the Executive, the Executive's spouse, if
         -----
any, or her estate shall receive the Executive's base salary payable in the year of her death pursuant to Section 3(a) hereof, life insurance benefits and a pro rata portion of the Executive's Bonus that would have been payable pursuant to
Section 3(a) hereof with respect to the fiscal year in which the Executive died. Such pro rata portion shall be determined by multiplying (i) the total Bonus that the Executive would have received in respect of the year of her death by
(ii) the quotient of the number of days in such year prior to her death, divided by 365. Such pro rata Bonus payment will be payable at the same time that the full Bonus would have been payable to the Executive pursuant to Section 3(a) hereof.

     (b) Disability.  Upon the Disability of the Executive, she shall receive
         ----------
her Earned Salary, any disability benefits payable under any disability program in which she participates, any other benefits under any benefit plan of the Company to which she is entitled pursuant to the terms of such plan and a portion of the Executive's Bonus that would have been payable pursuant to
Section 3(a) hereof with respect to the fiscal year in which the Executive became disabled. Such pro rata portion shall be determined by multiplying (i) the total Bonus that the Executive would have received in respect of the year of her Disability by (ii) the quotient of the number of days in such year prior to her Disability, divided by 365. Such pro rata Bonus payment will be payable at the same time that the full Bonus would have been payable to the Executive pursuant to Section 3(a) hereof.

     (c) Termination for Cause or a Resignation Other than for Good Reason.  If
         -----------------------------------------------------------------
the Executive's employment terminates due to a Termination for Cause or a Resignation Other than for Good Reason, the Executive shall receive her Earned Salary and any other benefits under any benefit plan of the Company to which she is entitled pursuant to the terms of such plan.

     (d) Termination Without Cause or Resignation for Good Reason. If the
         --------------------------------------------------------
Executive's employment terminates due to a Termination Without Cause or a Resignation for Good Reason the Executive shall receive severance pay equal to the base salary (but not the bonus) payable to the Executive under Section 3(a) for the six months immediately following such termination or resignation. Notwithstanding anything herein to the contrary, in no event shall the Company be obligated to pay any amount to the Executive with respect to any period after such six-month period.


9.  Definitions.
    -----------

     For purposes of this Agreement, capitalized terms have the following meanings:

  "Cause" shall mean a termination by the Company due to (i) the continued
   -----
failure (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness) by the Executive substantially to perform her duties, responsibilities or obligations as an officer, director or employee of the Company or any of its subsidiaries after having been given written notice of such failure to perform, listing in reasonable specificity such failures, and after having failed to improve such performance within the time period (which shall have been a reasonable time period) specified in such notice or (ii) the engaging by the Executive in serious misconduct which is material to the performance by the Executive of her duties and obligations for the Company, including, without limitation, gross negligence, dishonesty, willful malfeasance, gross insubordination or gross misconduct or conviction of a felony or the entering of a plea of nolo contendere to a felony.
                             ---------------

  "Disability" shall mean the Executive's inability for more than six months
   ----------
within any 12-month period of performing her duties, responsibilities or obligations as an officer, director or employee of the Company on a full-time basis because of a physical, mental or emotional incapacity resulting from injury, sickness or disease and within 30 days after written notice of termination has been given to the Executive, the Executive shall not have returned to the full-time performance of her duties, responsibilities and obligations. The date of termination in the case of a termination for "Disability" shall be the last day of the aforementioned 30-day period.

  "Earned Salary" means the base salary earned, but unpaid, for services
   -------------
rendered to the Company on or prior to the date of disability, resignation or termination of the Executive's employment, as the case may be. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days following such date.

"Resignation for Good Reason" means a resignation by the Executive as a result
 ---------------------------
of any of the following:

(a) a material breach by the Company of its obligations under this Agreement with respect to the base salary, Bonus, benefits or vacation to which the Executive is entitled under Sections 3 and 4 hereof; or

(b) the taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to the Executive under the benefit plans of the Company that may be in effect at such time in which she was participating, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of senior corporate executive employees or (iii) generally applicable to all similarly situated beneficiaries of such plans.

"Resignation Other than for Good Reason" shall be any resignation other than a
 --------------------------------------
Resignation with Good Reason.

"Termination for Cause" shall be any termination of the Executive's employment
 ---------------------
by the Company for Cause.

  "Termination Without Cause" shall be any termination of the Executive's
   -------------------------
employment by the Company other than a Termination for Cause.


10.  Full Discharge of Company Obligations.
     -------------------------------------

  The amounts payable to the Executive pursuant to Section 6, Section 7, or
Section 8 following termination of her employment shall be in full and complete discharge of the Executive's rights under this Agreement and any other claims she may have in respect of her employment by the Company or any of its subsidiaries. Such amounts payable shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries.


11.  Noncompetition and Confidentiality.
     ----------------------------------

(a)  Noncompetition.  If the Executive's employment with the Company terminates
     --------------
     during the Employment Period for any reason (other than a resignation by Executive pursuant to Section 6(c) or due to her death or Disability), during the six-month period following such termination or resignation of the Executive (the "Restriction Period"), the Executive shall not become
                         ------------------
     associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in the business of internet-based sales of financial services to the corporate market.

(b)  Confidentiality.  Without the prior written consent of the Company, except
     ---------------
     for disclosures of Confidential Information (as defined below) in the ordinary course of business that, individually and in the aggregate, are not materially injurious to the Company or any of its subsidiaries, and except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any trade secrets, customer lists, computer programs, drawings, designs, marketing or sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such
                     ------------------------
     Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Executive's breach of this Section 11(b)). If the Executive receives an order of a court or a subpoena requiring the Executive to disclose any Confidential Information, as described above, the Executive shall promptly deliver a copy of such order or subpoena to the Company and the Company shall use its best efforts to assist the Executive in responding thereto.

(c)  Company Property.  Promptly following the Executive's termination of
     ----------------
     employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive's possession or under her control, including, without limitation, all Confidential Information, in whatever media.

(d)  Nonsolicitation of Employees.  During the Employment Period and the
     ----------------------------
     Restriction Period, the Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.

(e)  Certain Payments to the Executive during the Restriction Period. If the
     ---------------------------------------------------------------
     Executive's employment with the Company is terminated due to a Termination for Cause or a Resignation Other than for Good Reason, then, as consideration for the covenants set forth in Section 11(a) and Section 11(d), the Company shall pay the Executive, for the duration of the Restriction Period, the salary (but not the bonus) she otherwise would have received under Section 3(a). If the Executive's employment with the Company is terminated due to a Termination Without Cause or a Resignation for Good Reason, then, as consideration for the covenants set forth in
     Section 11(a) and Section 11(d), the Company shall pay the Executive the compensation set forth in Section 8(d). If the Executive's employment is terminated pursuant to Section 6(b), then the receipt by the Executive of the compensation elected by the Company pursuant to Section 6(c) will constitute the consideration for the covenants set forth in Section 11(a) and Section 11(d). If the Restriction Period extends beyond the Employment Period, the Company shall continue to pay the Executive her then current salary until the end of the Restriction Period for that portion of the Restricted Period which extends beyond the Employment Period. Except in the case of a Termination Without Cause or such Resignation for Good Reason, the Company may elect at any time during the Restriction Period upon thirty (30) days prior written notice to discontinue such salary payments, in which event the Executive shall be released from any further obligation to comply with the provisions of Sections 11(a) and 11(d) herein. If the Company fails to timely make any payment due under this
     Section 11(e) and if such failure continues for ten (10) business days after notice by the Executive to the Company of such failure, the Executive shall be released from any further obligation to comply with the provisions of Sections 11(a) and 11(d) herein.

(f)  Injunctive Relief with Respect to Covenants. The Executive acknowledges and
     -------------------------------------------
     agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its subsidiaries irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company and its subsidiaries shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants and obligations contained in this Section 11. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company or its subsidiaries may have at law or in equity.


12.  Miscellaneous.
     -------------

(a)  Binding Effect.  This Agreement shall be binding on the Company and any
     --------------
     person or entity which succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law, by reason of the sale of all or a portion of the Company's stock or assets or a merger, consolidation or reorganization involving the Company). This Agreement shall also inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

(b)  Assignment.  Except as provided under Section 12(a) above, neither this
     ----------
     Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other party.

(c)  Entire Agreement.  This Agreement supersedes any and all prior agreements
     ----------------
     between the parties hereto, and constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that she is entering into this Agreement of her own free will and accord, and with no duress, that she has read this Agreement and that she understands it and its legal consequences. No parol or other evidence may be admitted to alter, modify or construe this Agreement, which may be changed only by a writing signed by the parties hereto.

(d)  Severability; Reformation.  In the event that one or more of the provisions
     -------------------------
     of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Section 11(a), (b), (c), (d) or (e) is not enforceable in accordance with its terms, the Executive and the Company agree that such Section, or such portion of such Section, shall be reformed to make it enforceable in a manner which provides the Company the maximum rights permitted under applicable law.

(e)  Waiver.  Waiver by either party hereto of any breach or default by the
     ------
     other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert their rights hereunder on any occasion or series of occasions.

(f)  Notices.  Any notice required or desired to be delivered under this
     -------
     Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon dispatch to the party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

          If to the Company:

          Consumer Financial Network, Inc.
          1888 Emery Street, NW
          Atlanta, GA 30318
          Fax:  404/267-3801
          Attention: U. Bertram Ellis, Jr.

          with a copy to:

          Minkin & Snyder, P.C.
          One Buckhead Plaza
          3060 Peachtree Road, Suite 1100
          Atlanta, Georgia  30305
          Attention: James S. Altenbach, Esq.
          Fax:  404/261-5064
          with an additional copy to:

          Kelso & Company
          320 Park Avenue
          24th Floor
          New York, New York  10022
          Attention: James J. Connors II, Esq.
          Fax:  212/223-2379

          If to the Executive:

          C. Cathy Raffaeli
          1795 Shippan Avenue
          Stamford, CT 06902
          Fax:  __________

          with a copy to:

          Sack & Sack
          135 E. 57th Street
          New York, NY 10022
          Attn: Jonathan Sack
          Fax:  212/702-9702


(g)  Amendments.  This Agreement may not be altered, modified or amended except
     ----------
     by a written instrument signed by each of the parties hereto.

(h)  Headings.  Headings to sections in this Agreement are for the convenience
     --------
     of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(i)  Counterparts.  This Agreement may be executed in counterparts, each of
     ------------
     which shall be deemed an original but both of which together shall constitute one and the same instrument.

(j)  Withholding.  Any payments provided for herein shall be reduced by any
     -----------
     amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(k)  Governing Law.  This Agreement shall be governed by the laws of the State
     -------------
     of Georgia, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.



                         [Signatures on Following Page]

  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set her hand as of the day and year first above written.

                                        Consumer Financial Network, Inc.


                                        ----------------------------------------
                                        By:  U. Bertram Ellis, Jr.
                                        Title:  Chief Executive Officer



                                        The Executive:


                                        ----------------------------------------
                                        C. Cathleen Raffaeli